Exhibit 33.2

MANAGEMENT’S ASSERTION OF COMPLIANCE

Management of the Trust & Securities Services department of Deutsche Bank National Trust Company and Deutsche Bank Trust Company Americas (collectively the “Company”) is responsible for assessing the servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission to determine which criteria are applicable to the Company in respect of the servicing platform described below. Management has determined that the servicing criteria are applicable in regard to the servicing platform for the period as follows:

Platform: The Honda Auto Receivables 2009-2 Owner Trust asset-backed securities transaction, the Honda Auto Receivables 2010-3 Owner Trust asset-backed securities transaction and the Honda Auto Receivables 2012-2 Owner Trust asset-backed securities transaction (the “Platform”).

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), except for the following criteria: 1122(d)(1)(i)-1122(d)(1)(iv), 1122(d)(2)(i), 1122(d)(2)(iii)-1122(d)(2)(vii), 1122(d)(3)(i) and 1122(d)(4)(i)-1122(d)(4)(xv), which management has determined are not applicable to the activities the Company performs with respect to the Platform (the “Applicable Servicing Criteria”). With respect to the Platform, servicing criterion 1122(d)(3)(ii) is applicable only as it relates to remittances.

Period: Year ended March 31, 2013 (the “Period”).

With respect to the Platform and the Period, the Company’s management provides the following assertion of compliance with respect to the Applicable Servicing Criteria:

1. The Company’s management is responsible for assessing the Company’s compliance with the Applicable Servicing Criteria as of and for the Period.

2. The Company’s management has assessed the Company’s compliance with the Applicable Servicing Criteria as of and for the Period. In performing this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

3. Based on such assessment as of and for the Period, the Company has complied, in all material respects with the Applicable Servicing Criteria.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to management’s assertion of compliance with the Applicable Servicing Criteria as of and for the Period.

DEUTSCHE BANK NATIONAL TRUST COMPANY

By:	/s/ Robert Frier
Name: Robert Frier
Its: Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Jenna Kaufman
Name: Jenna Kaufman
Its: Director

By:	/s/ Irene Siegel
Name: Irene Siegel
Its: Vice President

Dated: May 24, 2013